UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13G Under the Securities Exchange Act of 1934 (Amendment No. 17)*

Schnitzer Steel Industries, Inc.
(Name of Issuer)

Class A Common Stock, $1 par value
(Title of Class of Securities)

806882 10 6
(CUSIP Number)

N/A
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐   Rule 13d-1(b)
☐   Rule 13d-1(c)
☒  Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 806882 10 6	13G	Page 2 of 40 Pages

1	NAMES OF REPORTING PERSONS Carol S. Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 211,872
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 211,872
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,052
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.9%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 3 of 40 Pages

1	NAMES OF REPORTING PERSONS Scott Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 97,800.707
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 97,983.707
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,893,980.707
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 4 of 40 Pages

1	NAMES OF REPORTING PERSONS Larry Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 220,000
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 240,182
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,016,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.0%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 5 of 40 Pages

1	NAMES OF REPORTING PERSONS Kathleen Lewis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 83,077
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 6 of 40 Pages

1	NAMES OF REPORTING PERSONS Marilyn S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 153,401
	6	SHARED VOTING POWER 2,832,645
	7	SOLE DISPOSITIVE POWER 153,401
	8	SHARED DISPOSITIVE POWER 36,465
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,986,046
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.9%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 7 of 40 Pages

1	NAMES OF REPORTING PERSONS David S. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 49,838
	8	SHARED DISPOSITIVE POWER 40,068
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 8 of 40 Pages

1	NAMES OF REPORTING PERSONS Danielle Easly Nye
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 35,597
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 35,597
	8	SHARED DISPOSITIVE POWER 40,068
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,831,777
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 9 of 40 Pages

1	NAMES OF REPORTING PERSONS Sean M. Easly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 50,340
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 54,340
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,846,520
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 10 of 40 Pages

1	NAMES OF REPORTING PERSONS Gary Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 29,591
	6	SHARED VOTING POWER 2,821,513
	7	SOLE DISPOSITIVE POWER 29,591
	8	SHARED DISPOSITIVE POWER 25,333
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,851,104
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 11 of 40 Pages

1	NAMES OF REPORTING PERSONS Gregory Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 48,597
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 48,597
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,844,777
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 12 of 40 Pages

1	NAMES OF REPORTING PERSONS Kenneth M. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 41,416.547
	6	SHARED VOTING POWER 3,080,408
	7	SOLE DISPOSITIVE POWER 41,416.547
	8	SHARED DISPOSITIVE POWER 284,228
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,121,824.547
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.3%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 13 of 40 Pages

1	NAMES OF REPORTING PERSONS Deborah S. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,104,321
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 308,141
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,104,321
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.3%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 14 of 40 Pages

1	NAMES OF REPORTING PERSONS Kevin P. Novack
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,766
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 8,766
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,804,946
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 15 of 40 Pages

1	NAMES OF REPORTING PERSONS Lois T. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 105,784
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 16 of 40 Pages

1	NAMES OF REPORTING PERSONS Rita S. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,946,180
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 346,576
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,946,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 17 of 40 Pages

1	NAMES OF REPORTING PERSONS Robert W. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,946,180
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 298,310
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,946,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 18 of 40 Pages

1	NAMES OF REPORTING PERSONS Michele B. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 12,128
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 19 of 40 Pages

1	NAMES OF REPORTING PERSONS Joshua H. Philip
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 1,497
	8	SHARED DISPOSITIVE POWER 1,126
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 20 of 40 Pages

1	NAMES OF REPORTING PERSONS Gayle S. Romain
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 64,805
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 204,805
	8	SHARED DISPOSITIVE POWER 261,018
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,860,985
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 21 of 40 Pages

1	NAMES OF REPORTING PERSONS Bryan L. Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,150
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 32,735
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,797,330
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 22 of 40 Pages

1	NAMES OF REPORTING PERSONS Laura Schnitzer Rosencrantz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 10,389
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 23 of 40 Pages

1	NAMES OF REPORTING PERSONS Sandra Lee Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 27,000
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 150,477
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,823,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 24 of 40 Pages

1	NAMES OF REPORTING PERSONS Mardi S. Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 25,200
	6	SHARED VOTING POWER 2,832,180
	7	SOLE DISPOSITIVE POWER 174,940
	8	SHARED DISPOSITIVE POWER 93,158
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,857,380
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 25 of 40 Pages

1	NAMES OF REPORTING PERSONS Jill Schnitzer Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,659.707
	6	SHARED VOTING POWER 2,841,180
	7	SOLE DISPOSITIVE POWER 55,729.707
	8	SHARED DISPOSITIVE POWER 263,366
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,849,839.707
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 26 of 40 Pages

1	NAMES OF REPORTING PERSONS Richard H. Edelson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 128,794
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 27 of 40 Pages

1	NAMES OF REPORTING PERSONS Dina S. Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,841,180
	7	SOLE DISPOSITIVE POWER 41,772
	8	SHARED DISPOSITIVE POWER 335,602
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,841,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.3%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 28 of 40 Pages

1	NAMES OF REPORTING PERSONS Eric Meier
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 213,482
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 29 of 40 Pages

1	NAMES OF REPORTING PERSONS Jean S. Reynolds
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,359.707
	6	SHARED VOTING POWER 2,836,831
	7	SOLE DISPOSITIVE POWER 8,359.707
	8	SHARED DISPOSITIVE POWER 148,968
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,845,190.707
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 30 of 40 Pages

1	NAMES OF REPORTING PERSONS Alan Scott Davis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,000
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 128,610
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,797,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 31 of 40 Pages

1	NAMES OF REPORTING PERSONS Samantha Paige Goldstone (formerly Samantha Paige Davis)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,000
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 117,493
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,797,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 32 of 40 Pages

1	NAMES OF REPORTING PERSONS Dori Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 8,232
	6	SHARED VOTING POWER 2,884,331
	7	SOLE DISPOSITIVE POWER 581,030
	8	SHARED DISPOSITIVE POWER 196,468
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,892,563
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.5%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 33 of 40 Pages

1	NAMES OF REPORTING PERSONS Susan Schnitzer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 45,000
	6	SHARED VOTING POWER 2,873,680
	7	SOLE DISPOSITIVE POWER 321,675
	8	SHARED DISPOSITIVE POWER 77,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,918,680
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.6%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 34 of 40 Pages

1	NAMES OF REPORTING PERSONS Matthew S. Goodman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 2,001
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 35 of 40 Pages

1	NAMES OF REPORTING PERSONS Whitney M. Goodman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 2,001
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 36 of 40 Pages

1	NAMES OF REPORTING PERSONS Stephen S. Goodman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)	☒ ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,796,180
	7	SOLE DISPOSITIVE POWER 2,001
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,796,180
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.2%
12	TYPE OF REPORTING PERSON* IN
* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 806882 10 6	13G	Page 37 of 40 Pages

Item 1(a).	Name of Issuer

Schnitzer Steel Industries, Inc. (the “Company”)

Item1(b).	Address of Issuer’s Principal Executive Offices

3200 NW Yeon Avenue
Portland, OR  97210

Item 2(a).	Names of Persons Filing

Carol S. Lewis
Scott Lewis
Larry Lewis
Kathleen Lewis
Marilyn S. Easly
David S. Easly
Danielle Easly Nye
Sean M. Easly
Gary Schnitzer
Gregory Schnitzer
Kenneth M. Novack
Deborah S. Novack
Kevin P. Novack
Lois T. Schnitzer
Rita S. Philip
Robert W. Philip
Michele B. Philip
Joshua H. Philip

Gayle S. Romain
Bryan L. Rosencrantz
Laura Schnitzer Rosencrantz
Sandra Lee Schnitzer
Mardi S. Schnitzer
Jill Schnitzer Edelson
Richard H. Edelson
Dina S. Meier
Eric Meier
Jean S. Reynolds
Alan Scott Davis
Samantha Paige Goldstone (formerly Davis)
Dori Schnitzer
Susan Schnitzer
Matthew S. Goodman
Whitney M. Goodman
Stephen S. Goodman

Item 2(b).	Address of Principal Business Office, or if none, Residence

For all Reporting Persons:

3200 NW Yeon Avenue
Portland, OR  97210

Item 2(c).	Citizenship or Place of Organization

Each individual listed in Item 2(a) is a citizen of the United States.

Item 2(d).	Title of Class of Securities

Class A Common Stock, $1 par value

Item 2(e).	CUSIP NUMBER

806882 10 6

Item 3.	Type of Reporting Person

Inapplicable

Item 4.	Ownership

Pursuant to the terms of the Schnitzer Steel Industries, Inc. Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of 2,796,180 shares of Class B Common Stock of the Company have contributed those shares to the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”).  The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family.  Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the

CUSIP No. 806882 10 6	13G	Page 38 of 40 Pages

Item 4.	Ownership

separate trustee for his or her separate family group.  Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares held in the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group.

The Reporting Persons are all beneficial owners of shares of Class B Common Stock contributed to the Schnitzer Trust.  Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

See Items 5 through 9 and 11 of the Cover Pages for the beneficial ownership of Class A Common Stock by each Reporting Person.  All of the shares of Class A Common Stock reported in Items 5 through 9 and 11 of the Cover Pages are shares which may be acquired upon conversion of Class B Common Stock, except for the following shares of Class A Common Stock that are actually owned, subject to exercisable options or credited to accounts under the Company’s Deferred Compensation Plan for Non-Employee Directors (“Director’s DCP”):

	Reporting Person	Class A Common Stock Actually Owned	Percent of Class	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
1.	Carol S. Lewis	211,872	0.9	211,872	0	211,872	0
2.	Scott Lewis	97,800.7071	0.4	97,800.7071	0	97,800.7071	0
3.	Marilyn S. Easly	153,401	0.6	153,401	0	153,401	0
4.	Danielle Easly Nye	35,597	0.1	35,597	0	35,597	0
5.	Sean M. Easly	50,340	0.2	50,340	0	50,340	0
6.	Gary Schnitzer	54,9242	0.2	29,5912	25,333	29,5912	25,333
7.	Gregory Schnitzer	48,597	0.2	48,597	0	48,597	0
8.	Kenneth M. Novack	325,644.5473	1.3	41,416.5473	284,228	41,416.5473	284,228
9.	Deborah S. Novack	308,141	1.3	0	308,141	0	308,141
10.	Kevin P. Novack	8,766	0.0	8,766	0	8,766	0
11.	Rita S. Philip	150,000	0.6	0	150,000	0	150,000
12.	Robert W. Philip	150,000	0.6	0	150,000	0	150,000
13.	Gayle S. Romain	64,805	0.3	64,805	0	64,805	0
14.	Bryan L. Rosencrantz	1,150	0.0	1,150	0	1,150	0
15.	Sandra Lee Schnitzer	27,000	0.1	27,000	0	27,000	0
16.	Mardi S. Schnitzer	25,200	0.1	25,200	0	25,200	0
17.	Jill Schnitzer Edelson	8,659.7074	0.0	8,659.7074	0	8,659.7074	0
18.	Jean S. Reynolds	9,010.7074	0.0	8,359.7074	651	8,359.7074	651
19.	Alan Scott Davis	1,000	0.0	1,000	0	1,000	0
20.	Samantha Paige Goldstone	1,000	0.0	1,000	0	1,000	0
21.	Dori Schnitzer	8,883	0.0	8,232	651	8,232	651
22.	Susan Schnitzer	52,000	0.2	45,000	7,000	45,000	7,000

1  Includes 9,000 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan and 8,359.707 shares credited to an account under the Director’s DCP.

2  Includes 20,856 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan.

3  Includes 30,250 shares subject to exercisable options under the Company’s 1993 Stock Incentive Plan and 11,166.547 shares credited to an account under the Director’s DCP.

4  Includes 8,359.707 shares credited to an account under the Director’s DCP.

CUSIP No. 806882 10 6	13G	Page 39 of 40 Pages

Item 5.	Ownership of Five Percent or Less of a Class

Inapplicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Inapplicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Inapplicable

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are required to file this Schedule pursuant to Rule 13d-1(d) and are filing a joint Schedule on behalf of all of them.  Attached as Exhibit A to this Amendment No. 17 is the Schedule 13G Filing Agreement and Power of Attorney among the Reporting Persons which identifies each member of the group.

Item 9.	Notice of Dissolution of Group

Inapplicable

Item 10.	Certification

Inapplicable

SIGNATURE

After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February  14, 2011

CAROL S. LEWIS
SCOTT LEWIS
LARRY LEWIS
KATHLEEN LEWIS
MARILYN S. EASLY
DAVID S. EASLY
DANIELLE EASLY NYE
SEAN M. EASLY
GARY SCHNITZER
GREGORY SCHNITZER
KENNETH M. NOVACK
DEBORAH S. NOVACK
KEVIN P. NOVACK
LOIS T. SCHNITZER
RITA S. PHILIP
ROBERT W. PHILIP
MICHELE B. PHILIP
JOSHUA H. PHILIP
GAYLE S. ROMAIN
BRYAN L. ROSENCRANTZ
LAURA SCHNITZER ROSENCRANTZ
SANDRA LEE SCHNITZER

CUSIP No. 806882 10 6	13G	Page 40 of 40 Pages

MARDI S. SCHNITZER
JILL SCHNITZER EDELSON
RICHARD H. EDELSON
DINA S. MEIER
ERIC MEIER
JEAN S. REYNOLDS
ALAN SCOTT DAVIS
SAMANTHA PAIGE GOLDSTONE
DORI SCHNITZER
SUSAN SCHNITZER
MATTHEW S. GOODMAN
WHITNEY M. GOODMAN
STEPHEN S. GOODMAN

By   /s/ Richard C. Josephson
Richard C. Josephson, Attorney-in-Fact
for all Reporting Persons

EXHIBIT A

SCHNITZER STEEL INDUSTRIES, INC.

AMENDED AND RESTATED
SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY

This AMENDED AND RESTATED SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY (the “Agreement”) is entered into as of December 31, 2005 by and among the undersigned beneficial owners (the “Beneficial Owners”) of Class B Common Stock of Schnitzer Steel Industries, Inc. (the “Company”).

WHEREAS, the Beneficial Owners have sole or shared voting or dispositive power over an aggregate of 7,115,171 shares of Class B Common Stock of the Company deposited in the Schnitzer Steel Industries, Inc. Voting Trust (the “Voting Trust”), which shares are convertible into Class A Common Stock of the Company representing more than five percent of the outstanding Class A Common Stock;

WHEREAS, as a result of their participation in the Voting Trust, the Beneficial Owners may be deemed to be a group required to file a Schedule 13G and annual amendments thereto with the Securities and Exchange Commission to report their beneficial ownership of shares of Class A Common Stock, and the Beneficial Owners desire to jointly file such Schedule 13G and any amendments thereto; and

WHEREAS, the Beneficial Owners are parties to that certain Schedule 13G Filing Agreement And Power Of Attorney dated as of March 31, 1994, as amended (the “Prior Agreement”), pursuant to which an original Schedule 13G reporting beneficial ownership as of December 31, 1993 and 11 annual amendments thereto were filed, and now desire to update, amend and restate the Prior Agreement;

NOW, THEREFORE, the Beneficial Owners agree to amend and restate the Prior Agreement as follows:

1.           Joint Filing Agreement.  The Beneficial Owners hereby agree that Amendment No. 12 to Schedule 13G to be filed to report their beneficial ownership as of December 31, 2005 of Class A Common Stock of the Company is, and any amendments thereto or any future Schedule 13Gs or amendments thereto signed by each of the undersigned personally or through an attorney-in-fact shall be, filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

2.           Power of Attorney.  Each Beneficial Owner hereby constitutes and appoints John D. Carter, Richard Josephson, Gregory J. Witherspoon, Kelly Lang and Vicki Piersall, and any one of them, as his or her true and lawful attorney, agent and attorney-in-fact for the purpose of executing and delivering in the name and on behalf of the undersigned all documents required to be filed with the Securities and Exchange Commission pursuant to Section 13(g) of the Securities Exchange Act of 1934 in connection with the reporting of beneficial ownership by the undersigned of Class A Common Stock of the Company, including specifically, but without limitation thereto, power and authority to sign the undersigned’s name as attorney-in-fact to Amendment No. 12 to Schedule 13G to be filed to report beneficial ownership as of

December 31, 2005 of Class A Common Stock of the Company and to any amendments thereto, and to any future Schedule 13G or amendments thereto as may be required under the Securities Exchange Act of 1934, and to any joint filing agreements among the undersigned relating to such documents, and to file any such statement, amendment or agreement with the Securities and Exchange Commission.  The undersigned ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

3.           Additional Parties.  Any person who becomes a beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of Class B Common Stock of the Company deposited in the Voting Trust may, by execution of a counterpart signature page to this Agreement, become a party to this Agreement.  Each Beneficial Owner consents and agrees to the automatic amendment of this Agreement to add as a party any such person who shall thereafter be considered a Beneficial Owner under this Agreement.

4.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute only one legal instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CAROL S. LEWIS
Carol S. Lewis

EMANUEL ROSE
Emanuel Rose

KATHLEEN LEWIS
Kathleen Lewis

MARILYN S. EASLY
Marilyn S. Easly

DAVID S. EASLY
David S. Easly

DANIELLE EASLY NYE
Danielle Easly Nye

SEAN M. EASLY
Sean M. Easly

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 2

GILBERT SCHNITZER
Gilbert Schnitzer

THELMA S. SCHNITZER
Thelma S. Schnitzer

GARY SCHNITZER
Gary Schnitzer

SANDRA WILDER
Sandra Wilder

GREGORY SCHNITZER
Gregory Schnitzer

KENNETH M. NOVACK
Kenneth M. Novack

DEBORAH S. NOVACK
Deborah S. Novack

LOIS T. SCHNITZER
Lois T. Schnitzer

RITA S. PHILIP
Rita S. Philip

ROBERT W. PHILIP
Robert W. Philip

MICHELE BABETTE PHILIP
Michele Babette Philip

GAYLE S. ROMAIN
Gayle S. Romain

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 3

BRYAN L. ROSENCRANTZ
Bryan L. Rosencrantz

SANDRA LEE SCHNITZER
Sandra Lee Schnitzer

MARDI S. SCHNITZER
Mardi S. Schnitzer

JILL SCHNITZER EDELSON
Jill Schnitzer Edelson

RICHARD H. EDELSON
Richard H. Edelson

DINA S. MEIER
Dina S. Meier

ERIC MEIER
Eric Meier

JEAN S. REYNOLDS
Jean S. Reynolds

ALAN SCOTT DAVIS
Alan Scott Davis

SAMANTHA PAIGE DAVIS
Samantha Paige Davis

DORI SCHNITZER
Dori Schnitzer

SUSAN SCHNITZER
Susan Schnitzer

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 4

JOSHUA H. PHILIP Joshua H. Philip

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/06 SCHEDULE 13G:

SCOTT LEWIS Scott Lewis LAURA SCHNITZER ROSENCRANTZ Laura Schnitzer Rosencrantz

PARTY ADDED PURSUANT TO SECTION 3 FOR 12/31/08 SCHEDULE 13G:

LARRY LEWIS Larry Lewis

PARTIES ADDED PURSUANT TO SECTION 3 FOR 12/31/10 SCHEDULE 13G:

KEVIN P. NOVACK Kevin P. Novack MATTHEW S. GOODMAN Matthew S. Goodman WHITNEY M. GOODMAN Whitney M. Goodman STEPHEN S. GOODMAN Stephen S. Goodman

SCHEDULE 13G FILING AGREEMENT AND POWER OF ATTORNEY - PAGE 5